Exhibit 99.1

Iteris Announces that Abbas Mohaddes
Resigns as President and Chief Executive Officer

SANTA ANA, Calif. — February 25, 2015 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management and weather information solutions, announced that Abbas Mohaddes has resigned as President and Chief Executive Officer to pursue other opportunities. Mr. Mohaddes also resigned from the Company’s Board of Directors.

Kevin Daly, currently a non-executive Director of Iteris, will serve as Chief Executive Officer on an interim basis until the Company finds a permanent replacement for Mr. Mohaddes.  Mr. Mohaddes has agreed to provide transitional support services for a limited period as requested by the Company.

Greg Miner, Chairman of Iteris, commented: “We wish to thank Abbas for his many years of dedicated service and commitment to Iteris and wish him the best in his new endeavors. The Iteris board established a search committee to commence a search for a new Chief Executive Officer. In fulfilling its role, the search committee has retained Heidrick and Struggles, a leading professional services firm that provides executive search services, to help develop selection criteria, review candidates, conduct due diligence on qualified candidates and report status to the board.  We are fortunate to have Kevin Daly to serve as interim CEO during the search period. Kevin is a seasoned chief executive with deep knowledge of Iteris, its technology, and its management. The Company is in good hands during this transition.”

About Iteris, Inc.

Iteris, Inc. (NYSE MKT: ITI) is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic and weather analytics, and improve the safety of surface transportation systems. By combining its unique IP, products, decades of expertise in traffic management, hyper-local weather solutions and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers worldwide. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the impact of the management transition.  Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to locate, engage and retain a new Chief Executive Officer on a timely basis and on acceptable terms, and to manage the transition effectively without any material disruption to our business and relationships.  Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com